Exhibit 16.1



July 27, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on July 27, 2004, to be filed by Capital Environmental Resource Inc. We agree with the statements made in the response insofar as they relate to BDO Dunwoody LLP.



/s/ BDO Dunwoody LLP